Exhibit 23.4

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-4, to be filed by Empire State Realty Trust, Inc., and the related Prospectus/Consent Solicitation Statement and any amendments or supplements thereto (collectively, the “Registration Statement”), the filing of the Rosen Consulting Group Market Overview prepared for Empire State Realty Trust, Inc. (the “Market Overview”) as an exhibit to the Registration Statement and the references to the Market Overview wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Questions and Answers about the Consolidation,” “Summary,” “Reports, Opinion and Appraisals,” “Economic and Market Overview,” “The Company Business and Properties” and “Experts” in the Registration Statement.

Dated: February 10, 2012

ROSEN CONSULTING GROUP

By	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	Executive Vice President